                                                                    EXHIBIT 12.1

                                  Nuvelo, Inc.
               Computation of Ratios of Earnings to Fixed Charges
                          (in thousands, except ratio)

                                                                  Years Ended December 31,                         Three Months
                                          --------------------------------------------------------------------         Ended
                                            1998           1999           2000           2001           2002      March 31, 2003
                                          --------       --------       --------       --------       --------    --------------
Loss from continuing operations before
 taxes                                    $(16,369)      $(18,547)      $(22,253)      $(36,472)      $(44,978)      $(13,583)
Add: Fixed charges                             542          1,141          1,580          3,580          4,529          1,034

                                          --------       --------       --------       --------       --------       --------
Earnings as defined                        (15,827)       (17,406)       (20,673)       (32,892)       (40,449)       (12,549)
                                          ========       ========       ========       ========       ========       ========

Estimated interest component of rent           366            451            709          2,689          3,287            673
Interest expense (1)                           176            690            871            891          1,242            361

                                          --------       --------       --------------------------------------       --------
Total fixed charges                       $    542       $  1,141       $  1,580       $  3,580       $  4,529       $  1,034
                                          ========       ========       ========       ========       ========       ========
Ratio(3)
                                                --             --             --             --             --             --

(1) Includes amortization of debt issuance costs

(2) We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding

(3) Earnings (as defined) for the period were insufficient to cover fixed charges